Exhibit 10.4

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

This Separation Agreement and Release of All Claims (“Agreement”) is made and entered into by and between David Pap Rocki (hereinafter “Employee”) and Adept Technology, Inc. (hereinafter “Adept” or “the Company”). This Agreement supersedes any and all prior severance agreements and programs, all of which are terminated and of no force and effect (to the extent they existed), except as specified herein. This Agreement is deemed “effective” as of the eighth day after Employee executes the Agreement, assuming he has not exercised his right of revocation described in Paragraph 8(g) herein.

WITNESSETH

WHEREAS, Employee has been employed at Adept and the Company has decided to separate employment; and

WHEREAS, Employee does not have pending against Adept or any employee, agent, officer, director, representative, supervisor, former supervisor, or owner of Adept, or of any related entity or any employee, agent, officer, director, representative, supervisor, former supervisor, or owner, of any related entity (hereinafter referred to as Releasees) any claim, charge, or action in or with any federal, state, or local court or administrative agency; and

WHEREAS, Employee and the Company desire to settle fully and finally all matters between them, including, but in no way limited to, issues related to Employee’s employment and separation of employment with the Company;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, it is hereby agreed by and between the parties as follows:

1.	Employment Separation Date.

Employee’s employment with Adept shall cease on February 11, 2011.

2.	Separation Payment and Equity Treatment.

a. Employee will receive wages due Employee as of Employee’s date of separation, less withholdings and any other authorized deductions. Employee will receive a check for this amount on Employee’s date of separation.

b. Employee will receive any unused and prorated vacation pay earned and accrued as of Employee’s date of separation less withholdings and any other authorized deductions. Employee will receive a check for this amount on Employee’s date of separation.

c. Between ten and fourteen days after Employee returns the original fully signed Agreement to the Company, and so long as Employee has not exercised the right of revocation as described in paragraph 8(g) below, the Company will provide Employee with separation pay in the gross amount of seventy five thousand eight hundred and eighty five dollars ($75,885.00), less appropriate withholdings and any other authorized deductions, by sending by first class mail a check made payable to David Pap Rocki to his home address. Employee recognizes that this payment exceeds any payment Adept is obligated to provide or to which the Employee might be entitled under existing Adept policies.

d. So long as Employee has not exercised the right of revocation as described in paragraph 8(g) below, or obtained alternative employment as provided in 2(e) below, or materially breached this Agreement, or otherwise engaged, directly or indirectly, in any investment or activity in furtherance of an endeavor competitive to Adept, Adept will continue medical, dental, vision insurance at the Company’s expense through March 31, 2011 and then further continue medical, dental, vision coverage at the Company’s expense through the Consolidated Omnibus Budget Reconciliation Act of 1985 “COBRA” from April 1, 2011 until December 31, 2011. The Employee may continue medical, dental, vision insurance at his own expense starting January 1, 2012 through the end of the COBRA continuation period.

e. Employee’s right to the benefits under sub paragraph (d) above shall cease immediately upon the first day of employment with any person or entity. Employee shall provide written notification to Sue Carlson Lim, Adept Human Resources Director, of any such employment as promptly as practicable but no later than three business days thereafter. Failure of Employee to provide this notice timely shall constitute a material breach of this Agreement.

f. Subject to the approval of the Board of Directors and provided that Employee signs and delivers to the Company this Agreement (and thereafter does not revoke) or subject to the conditions of this subparagraph (f), the vesting of the Employee’s remaining 15,000 shares of restricted stock (from the original grant of 20,000 shares of which 5,000 have already been vested and released) under the Fiscal 2010 Performance Plan and granted pursuant to the 2005 Equity Incentive Plan shall be accelerated and the restrictions on transfer or resale to which such shares are subject to shall lapse as of the expiration of the revocation period described in this Agreement, on the eighth day after Employee executes the Agreement, assuming he has not exercised his right of revocation described in Paragraph 8(g) herein, subject to any restrictions imposed by applicable law. If Employee revokes this Agreement, the shares of restricted stock shall immediately be forfeited and cancelled as of the date of such revocation without any further action on the part of Employee. Except as provided in this clause f, all vesting shall cease as of date of separation. Any other shares of restricted stock, restricted stock units or stock options held by Employee that are not vested and exercisable on the date of separation shall no longer vest and be forfeited and/or terminated per the applicable terms thereof. The provisions of this Paragraph 2(f) hereby amend the applicable restricted stock between the Company and Employee to give effect to the provisions of this Agreement.

Unless Employee notifies the Company that he elects to satisfy any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any social tax obligation (the “Tax Withholding Obligation”) by an alternative means in accordance with Employees Restricted Stock Agreement, execution of this Agreement constitutes Employees’ instruction and authorization to the Company to withhold on his behalf the number of shares from those shares issuable to the Participant at the time when the shares becomes vested as the Company determines to be sufficient to satisfy the Tax Withholding Obligation.

g. Employee acknowledges and agrees that Adept has made no representations regarding the tax consequences of any amounts received by Employee pursuant to this

Agreement, has recommended that Employee seek the independent advice of Employee’s tax advisor and legal counsel, and Employee agrees to indemnify the Company for any amounts that may be deemed subject to withholding tax which were not withheld from these amounts.

3.	Total Monetary Compensation and Consideration.

Employee agrees that the separation pay described in paragraph 2(c). above shall constitute the entire amount of monetary consideration provided to Employee under this Agreement, that Employee is not entitled to this consideration if Employee does not sign this Agreement and that Employee will not seek any further compensation for any other claimed damages, costs or attorneys’ fees in connection with Employee’s employment with the Company, separation from employment with the Company or any other matter encompassed by this Agreement. Employee acknowledges and agrees that, as of the date Employee executes this Agreement, Employee has been fully paid all amounts, if any, due Employee under federal and state law and Adept policies and procedures.

4.	No Admissions.

This Agreement and compliance with this Agreement shall not be construed as an admission by the Company or by any Releasees of any liability whatsoever, or as an admission by Adept or by any Releasees of any violation of the rights of Employee or any person, violation of any order, law, statute, duty or contract whatsoever with respect to Employee or any person. Adept and Releasees specifically disclaim any liability to Employee or any other person for any alleged violation of rights of Employee or any person, or for any alleged violation of any order, law, statute, duty or contract on the part of Adept and/or of any Releasees.

5.	No Claims.

Employee represents that neither Employee nor anyone acting through or by Employee nor any spouse, significant other, heir, offspring, representative, agent, executor, assign, or successor (hereinafter referred to as Releasors) has filed any complaints, claims, or actions against Adept or against any Releasee with any state, federal, or local agency or court arising out of and/or pertaining to Employee’s employment and/or the cessation thereof and Employee agrees, except as described below and only to the extent consistent with applicable laws, that Employee will not do so at any time hereafter, and that if any agency or court assumes jurisdiction of any complaint, claim or action against Adept or against any Releasee, Employee will direct that agency or court to withdraw from or dismiss with prejudice the matter.

Nothing in this Agreement shall be construed to prohibit Employee from filing a charge with or participating in any investigation or proceeding conducted by the EEOC or its state counterpart or any other federal agency. Notwithstanding the foregoing, to the extent any such charge is pending or may be brought for the benefit of Employee or on behalf of Employee, Employee expressly waives any right to or interest in any form of monetary or other damages, or any other form of recovery or relief in connection with any such charge, or in connection with any charge brought by any third party.

6.	Confidentiality.

Employee agrees that Employee and all Releasors (including, but not limited to, family members or a significant other) will keep the fact, terms, and amount of this Agreement completely confidential and that neither Employee nor any Releasor will hereafter disclose any information concerning this Agreement to anyone, provided that any party hereto may make such disclosures as are required by law and as are necessary for legitimate law enforcement or compliance purposes, including requirements pursuant to applicable laws and stock exchange listing agreements. The parties further agree that this Agreement may be pleaded as a full and complete defense to any subsequent action or other proceeding arising out of, or relating to, or having anything to do with any and all of the claims, counterclaims, contingents, issues, defenses, or other matters capable of being alleged by Employee, Releasors, or any employee or former employee of Adept.

7.	Release of Claims.

Employee hereby waives all rights under Section 1542 of the Civil Code of the State of California. Section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

It is further expressly understood and agreed by Employee that this Agreement has been executed by Employee and the Company with the express intention of effectuating the legal consequences provided for in California Civil Code section 1541, i.e., the extinguishment of certain obligations, known or unknown. Section 1541 provides as follows:

An obligation is extinguished by a release therefrom given to the debtor by the creditor, upon a new consideration, or in writing, with or without new consideration.

This waiver is not a mere recital, but is a known waiver of rights and benefits. This is a bargained-for provision of this Agreement and is further consideration for the covenants and conditions contained herein.

Notwithstanding the provisions of Section 1542 of the Civil Code of the State of California, Employee hereby irrevocably and unconditionally releases and forever discharges the Company, and each and all Releasees and their related entities and each and all of their owners, officers, directors, employees, agents and representatives and their predecessors, successors and assigns and all persons acting by, through, under or in concert with any of them from any and all charges, complaints, rights, claims, damages and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “claims”) which Employee at any time heretofore had or claimed to have or which Employee may have or claim to have regarding events that have occurred as of the date of this Agreement, including, without limitation, any and all claims related or in any manner incidental to Employee’s employment or separation from employment with the Company. It is expressly understood by Employee that among the various rights and claims being waived in this release are those arising under federal and state equal employment laws including the Age Discrimination in Employment Act of 1967, the United States and California Constitutions, California common law, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1991, the Americans with Disabilities Act, state and federal

Family Leave Acts, the California Fair Employment and Housing Act, the California Labor Code, the Fair Labor Standards Act, the Employee Retirement Income Security Act, and any and all federal and state executive orders and other statutes and regulations.

The parties understand the word “claims” to include all actions, claims, causes of action, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively all claims arising out of Employee’s employment with Adept and the cessation of his or her employment, including, but not limited to, any alleged breach of obligation, covenant or duty arising in contract and/or in tort; any alleged employment discrimination or other unlawful discriminatory act, including, without limitation, any claim of discrimination under California’s workers’ compensation laws; and any other claim or cause of action regardless of the forum in which it may be brought, including, without limitation, claims under the United States Constitution, the California Constitution, California common law, Title VII of the Civil Rights of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Acts of 1866 and 1991, the Employee Retirement Income Security Act, the Americans With Disabilities Act, the California Fair Employment and Housing Act, the California Labor Code, the Fair Labor Standards Act, state and federal Family Leave Acts, the California Workers’ Compensation Act, and any and all federal or state executive orders and other statutes or regulations. All such claims (including related attorneys’ fees and costs) are forever barred by this Agreement.

The only Claims that are not released by this Agreement are the following: (1) Claims that controlling law clearly states may not be released by settlement; and (2) Claims arising after the date that Employee and the Company sign this Agreement.

8.	Knowing And Voluntary Release.

Employee understands and agrees that Employee:

a. Is entitled to a full forty-five (45) days within which to consider this Agreement before executing it; and that if he has not availed himself of that full time period, that he has failed to do so knowingly and voluntarily.

b. Has carefully read and fully understands all of the provisions of this Agreement;

c. Is, through this Agreement, releasing the Company and any and all Releasees, their related entities and each and all of their owners, officers, directors, employees, agents and representatives, of any and all claims Employee may have against them including but not limited to any claims of age or other discrimination;

d. Knowingly and voluntarily agrees to all of the terms set forth in this Agreement;

e. Knowingly and voluntarily intends to be legally bound by this Agreement;

f. Was advised and hereby is further advised in writing to consider the terms of this Agreement and consult with an attorney of Employee’s choice prior to executing this Agreement;

g. Has a full seven (7) days following the execution of this Agreement to revoke this Agreement by providing written notice of such revocation to Sue Carlson Lim, the Company’s Human Resources Director, and has been advised and hereby is further advised in writing that this Agreement shall not become effective or enforceable until this revocation period has expired without Employee exercising Employee’s right of revocation; and

h. Understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after the date this Agreement is executed are not waived.

i. If Employee does not sign this agreement by March 28, 2011, the Company rescinds this Agreement.

9.	No Reliance Upon Representation.

Employee hereby represents and acknowledges that in executing this Agreement, Employee does not rely and has not relied upon any representations or statements made by any of the parties or by any of the parties’ agents, attorneys or representatives with regard to the subject matter, basis or effect of this Agreement or otherwise, other than as specifically stated in this written Agreement.

10.	References.

Adept represents that, upon any inquiry concerning Employee’s employment, it will disclose the following information: the position Employee held, the duties in that position, and the length of employment. No other information will be disclosed unless Employee authorizes the release of such information.

11.	Future Employment.

Nothing in this Agreement shall prohibit Employee from re-applying with the Company or any Releasee for any future position for which he is qualified that becomes available within the Company or any Releasee. However, the Company and Releasees do not warrant or in any way whatsoever make any express or implied promise or representation that Employee’s former employment with Company will entitle him to preferential treatment in consideration of such application. Furthermore, Employee expressly acknowledges that he is not entitled to, nor does he expect any such preferential treatment.

12.	Non-Disparagement.

Each party agrees that it will use its best efforts not to engage in any form of defamation, slander, or disparagement of any other party released under this Agreement. In addition, each party agrees not to make any statements about each other or take any action which could be detrimental to the other party, or their related entities or their services. Further, each party agrees not to engage in any conduct that seeks to interfere with the contracts and relationships (e.g. customers, employees, suppliers, etc.) of the other.

13.	Trade Secrets; Code of Business Conduct.

a. In addition to Employee’s obligations pursuant to the Adept Technology, Inc. Proprietary Information Agreement, which remains in full force and effect after the separation date pursuant to its terms, Employee agrees to keep confidential and not to, directly or indirectly, unless (1) the Company gives prior written consent, or (2) such information or trade secrets become known to the public prior to such use or disclosure through no fault of Employee: (A) disclose, divulge, furnish, release or otherwise make available to any person, firm, company or other party confidential information or trade secrets relating to the business affairs of Adept or acquired during and through his employment with Adept; (B) individually or jointly with any other person, entity or enterprise, employ or cause to be employed or otherwise used for any purpose other than directly for the benefit of the Company in connection with Employee’s service as a director of the Company, any confidential information or trade secrets of the Company; and (C) publish, deliver or commit to be published or delivered any copies, computer data, computer programs, source code, abstracts, or summaries of any files, records, documents, plans, lists and similar items related to the business of the Company, whether prepared by Employee or otherwise coming into Employee’s possession. Without limiting the foregoing, “confidential information” includes, but is not limited to, information regarding the Company’s customers, contracts, vendors, employees and any information which Employee obtained in the course of his duties on behalf of the Company which is not generally known to the public.

b. During Employee’s service as a vice president of the Company, Employee acknowledges and agrees that Employee shall remain subject to the terms of the Adept Proprietary Agreement and Code of Business Conduct as adopted by the Company and as amended from time to time.

c. The violation of the provisions of Paragraph 12 and 13, including the agreements and codes referenced herein, shall be a material breach of this Agreement. The remedies provided in this Agreement for such violations shall not be exclusive and shall be in addition to any remedies of the Company at law or otherwise.

14.	Arbitration.

THE PARTIES EXPRESSLY AGREE THAT ARBITRATION SHALL BE THE EXCLUSIVE, FINAL AND BINDING REMEDY FOR ANY DISPUTE INVOLVING OR RELATED TO AN ALLEGED BREACH OF THIS AGREEMENT, AND HEREBY EXPRESSLY

WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A COURT TRIAL OR A JURY TRIAL OF ANY SUCH DISPUTE.

a. Arbitration shall be the exclusive remedy for any dispute arising out of or related to the employer/employee relationship or the interpretation of this Agreement. The purpose of this Arbitration Agreement is to encourage the speedy, cost-effective resolution of any disputes between the parties concerning any of the terms, conditions or benefits of employment and termination of the employment relationship. Both Employee and Adept shall be required to submit any such dispute(s) to binding arbitration before a neutral Arbitrator in the County of Alameda, CA. Nothing in this Agreement shall prevent the parties from agreeing voluntarily to submit the dispute to mediation. However, if the dispute is not resolved through mediation or otherwise, it shall be submitted to binding arbitration. The parties shall select the Arbitrator by mutual agreement. Nothing in this agreement restricts the employee from exercising statutory rights to seek assistance through resort to the Department of Fair Employment and Housing or Equal Employment Opportunity Commission.

b. A request for arbitration must be submitted within the appropriate statute of limitations period under governing law.

c. In the event that a dispute arises, both Employee and Adept shall have the right to conduct normal civil discovery, including the taking of depositions, prior to the arbitration hearing.

d. Both Employee and Adept agree that if an arbitration is held, each party shall pay the fees for his own attorneys, subject to any remedies to which that party may later be entitled; however, Adept in all cases shall pay the Arbitrator’s fee. The Arbitrator shall be empowered to award either party any remedy at law or in equity that the party would otherwise have been entitled to had the matter been litigated in court, including, but not limited to, general, special, and punitive damages, injunctive relief, costs and attorney fees; provided, however, that the authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies. The Arbitrator shall issue a decision or award in writing, stating the essential findings of fact and conclusions of law. The

Arbitrator shall have no jurisdiction to issue any award contrary to or inconsistent with the law, including the statute at issue.

e. Following the evidentiary portion of an arbitration hearing, either party shall have the right to prepare and file with the Arbitrator a post-hearing brief not to exceed twenty-five (25) pages in length. Any such brief shall be served on the Arbitrator and the other party within thirty (30) days of the close of the evidentiary portion of the hearing, unless the parties agree to some other time period. The Arbitrator shall have the authority to grant an extension or to increase the page limitation set forth above upon the request of any party for good cause shown.

f. Should any part of this Paragraph be declared by a court of competent jurisdiction to be invalid, unlawful or otherwise unenforceable, the remaining parts shall not be affected thereby, and the parties shall arbitrate their dispute without reference to or reliance upon the invalid, unlawful or unenforceable part of the Agreement.

g. This Agreement is the full and complete Agreement of the parties relating to resolution of disputes arising out of or related to the employer/employee relationship and/or this Agreement. This Agreement may not be modified except by the parties in writing.

15.	Binding Effect Of Agreement.

This Agreement shall be binding upon Employee, and upon Employee’s heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Company and Releasees and their related entities, and each and all of their owners, officers, directors, employees, agents, representatives, and to their heirs, administrators, executors, successors and assigns. Employee expressly warrants that Employee has not transferred to any person or entity any rights, causes of action or claims released in this Agreement.

16.	Severability.

Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

17.	Interpretation.

This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto. Each party has had a full and complete opportunity to review this Agreement, and make suggestions or changes, as has counsel for each party. Accordingly, each party understands that this Agreement is deemed to have been drafted jointly by the parties, and the parties agree that the common law principles of construing ambiguities against the drafter shall have no application.

18.	Consequences of Breach.

If Employee breaks said promises as set forth in this Agreement by filing a lawsuit or other complaint or charge based on claims that the Employee has released, or by not having a claim made on Employee’s behalf by a class-type action dismissed, as to any person or entity, Employee will pay that person’s or entity’s reasonable attorneys’ fees and all other costs incurred in defending against the Employee’s claim.

19.	Governing Law/Enforceability.

California law shall govern this Agreement. The parties understand and agree that this Agreement is fully enforceable, including without limitation pursuant to California Code of Civil Procedure Section 664.6. The parties agree not to challenge this Agreement as illegal, invalid, or unenforceable.

20.	Execution in Counterparts and by Facsimile.

This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same document. Counterparts may be exchanged by facsimile. Each counterpart,

whether an original signature or a facsimile copy, shall be deemed an original as against any party who signed it.

21.	Entire Agreement.

Except as it relates to the Officer Indemnification Agreement, this Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior negotiations, agreements or understandings, written or oral, between the parties pertaining to the subject matter of this Agreement.

I HAVE COMPLETELY AND CAREFULLY READ THE FOREGOING, INCLUDING THE WAIVER AND RELEASE OF CLAIMS SET FORTH ABOVE, I FULLY UNDERSTAND THAT, TO THE EXTENT I HAVE ANY CLAIMS COVERED BY THIS WAIVER AND RELEASE, I WILL BE WAIVING AND RELEASING POTENTIALLY VALUABLE LEGAL RIGHTS BY SIGNING THIS AGREEMENT, I ACKNOWLEDGE THAT I HAVE BEEN ADVISED TO DISCUSS THIS AGREEMENT AND THE WAIVER AND RELEASE OF CLAIMS WITH A LAWYER, AND I FULLY UNDERSTAND AND VOLUNTARILY AGREE TO ITS TERMS.

ADEPT TECHNOLOGY, INC.

Dated:	02/03/2011	By:	/s/ John Dulchinos
John Dulchinos
President and Chief Executive Officer

Dated:	02/04/2011	By:	/s/ David Pap Rocki
David Pap Rocki